Exhibit 99.1

For Further Information, Contact:
Chris A. Karkenny		Michael E. Polgardy
Chief Financial Officer	or	Treasurer
949.639.4990		949.639.4357

26220 Enterprise Court
Lake Forest, California 92630
Tel 949.639.2000
Fax 949.587.1850
APRIA HEALTHCARE ANNOUNCES
2008 FIRST QUARTER FINANCIAL RESULTS
LAKE FOREST, CA...May 1, 2008... Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced its financial results for the quarter ended March 31, 2008.
For the three months ended March 31, 2008, revenue grew over the prior year by 35.1% to $528.0 million from $390.8 million in the three months ended March 31, 2007, with revenue increases of 2.5% for home respiratory therapy and 190.7% for home infusion therapy. The increase in home infusion therapy was the result of the Coram acquisition which took place in December 2007. First quarter 2008 net income was $20.8 million, which was flat compared to the first quarter of 2007. All results reported in this release include the impact of the Coram acquisition and Medicare payment reductions.
Net income per share on a diluted basis was $0.47 for the quarter ended March 31, 2008, compared to $0.47 in the comparable prior year period.

As expected, due to the acquisition of Coram, the Company’s gross margin decreased in the first quarter of 2008 to 61.1%, compared to 65.6% reported in the first quarter of last year.
Days sales outstanding (DSO) were 49 days at March 31, 2008 and March 31, 2007. The provision for doubtful accounts as a percentage of revenues was 2.0% for the first quarter of 2008, compared to 2.5% in the corresponding period last year.
Selling, distribution and administrative expenses were 50.9% of revenues, 1.9% lower compared to 52.8% in the first quarter of last year.
“Home oxygen revenues grew four percent over last year, which is in the range we expected. In addition, our oxygen patient census reached a new record in the first quarter,” said Lawrence M. Higby, Chief Executive Officer. “Growth in other respiratory products, including CPAP, bi-level and high-tech ventilation therapies, was also positive. Unfortunately, growth in these areas was offset by certain Medicare payment reductions, which began last year, as well as lower growth rates in low margin inhalation therapy drugs and home medical equipment. In addition, positive growth rates were posted in our specialty infusion services and enteral nutrition products. “
Earnings before interest, taxes, depreciation and amortization (EBITDA) was $77.8 million in the first quarter of 2008, representing a 6.7% increase over EBITDA of $72.9 million in the first quarter of 2007. EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

Liquidity and Capital
During the quarter, the Company reduced its $500 million revolving credit line balance by a net $15 million. As of March 31, 2008, the outstanding balance on the revolver was $409 million.
Free cash flow was $7.1 million in the first quarter of 2008, compared to $12.2 million in the first quarter of 2007. In the first quarter of 2008, total capital expenditures were 7.9% of revenues versus 8.4% in the first quarter of 2007.
Free cash flow is defined as net cash provided by operating activities minus capital expenditures and does not include acquisitions or financing activities. It is presented as a supplemental performance measure and is not intended as an alternative to any other cash flow measure calculated in accordance with generally accepted accounting principles. Further, free cash flow may not be comparable to similarly titled measures used by other companies. A table reconciling free cash flow to net cash provided by operating activities is presented at the end of the condensed consolidated financial statements included in this release.
The Company estimates that recent developments affecting Medicare reimbursement for certain respiratory drugs will negatively impact the Company’s revenues by $12 million more in 2008 than the Company had estimated in its previously announced 2008 guidance. It is not yet possible, however, to determine whether these reimbursement changes, in combination with the Company’s operating results for the remainder of the fiscal year, will cause the Company to change its 2008 guidance ranges for revenue growth, cash flow and earnings per share.
* * *

Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 550 locations serving patients in all 50 states. With over $1.6 billion in annual net revenues ($2.1 billion if Coram were included for the full year), it is the nation’s leading home healthcare company.
This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.
* * *
(Financial tables attached)

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
(dollars in thousands)	2008	2007
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$21,046	$28,451
Accounts receivable, net of allowance for doubtful accounts	288,440	284,141
Inventories, net	53,671	52,079
Other current assets	75,566	92,664

TOTAL CURRENT ASSETS	438,723	457,335
PATIENT SERVICE EQUIPMENT, NET	202,388	200,180
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	112,949	102,827
OTHER ASSETS, NET	840,671	837,460

TOTAL ASSETS	$1,594,731	$1,597,802

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$284,301	$293,600
Current portion of long-term debt	253,631	254,252

TOTAL CURRENT LIABILITIES	537,932	547,852
LONG-TERM DEBT, net of current portion	417,405	433,031
OTHER NON-CURRENT LIABILITIES	104,636	104,894

TOTAL LIABILITIES	1,059,973	1,085,777
STOCKHOLDERS’ EQUITY	534,758	512,025

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,594,731	$1,597,802

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended
	March 31,
(dollars in thousands, except per share data)	2008	2007
		(As Restated)[1]
Respiratory therapy	$276,448	$269,761
Infusion therapy	200,518	68,968
Home medical equipment/other	51,012	52,050

NET REVENUES	527,978	390,779
GROSS PROFIT	322,708	256,162
Provision for doubtful accounts	10,681	9,698
Selling, distribution and administrative expenses	268,661	206,480
Amortization of intangible assets	1,068	992

OPERATING INCOME	42,298	38,992
Interest expense, net	7,808	5,826

INCOME BEFORE TAXES	34,490	33,166
Income tax expense	13,718	12,316

NET INCOME	$20,772	$20,850

Income per common share — assuming dilution	$0.47	$0.47

Weighted average number of common shares outstanding	44,171	43,988

[1]	Amounts for 2007 reflect the restatement adjustments previously disclosed in the Company’s Current Report on Form 8-K filed January 3, 2008. Such corrections were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 29, 2008.

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended
	March 31,
(dollars in thousands)	2008	2007
		(As Restated) [1]
OPERATING ACTIVITIES
Net income	$20,772	$20,850
Items included in net income not requiring cash:
Provision for doubtful accounts	10,681	9,698
Depreciation and amortization	35,510	33,955
Deferred income taxes, share-based compensation and other	18,342	3,177
Changes in operating assets and liabilities	(36,753)	(22,791)

NET CASH PROVIDED BY OPERATING ACTIVITIES	48,552	44,889

INVESTING ACTIVITIES
Purchases of patient service equipment and property, equipment and improvements	(41,480)	(32,672)
Proceeds from disposition of assets	33	26
Cash (paid) for acquisitions	(3,031)	—

NET CASH USED IN INVESTING ACTIVITIES	(44,478)	(32,646)

FINANCING ACTIVITIES
Net payments of debt	(16,247)	(26,605)
Issuances of common stock	49	13,297
Other	4,719	2,951

NET CASH USED IN FINANCING ACTIVITIES	(11,479)	(10,357)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(7,405)	1,886
Cash and cash equivalents at beginning of period	28,451	14,657

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$21,046	$16,543

[1]	Amounts for 2007 reflect the restatement adjustments previously disclosed in the Company’s Current Report on Form 8-K filed January 3, 2008. Such corrections were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 29, 2008.

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENT
RECONCILIATIONS
(unaudited)

	Three Months Ended
	March 31,
(dollars in thousands)	2008	2007
		(As Restated)[1]
Reconciliation — EBITDA:
Reported net income	$20,772	$20,850
Add back: Interest expense, net	7,808	5,826
Add back: Income tax expense	13,718	12,316
Add back: Depreciation	34,442	32,963
Add back: Amortization of intangible assets	1,068	992

EBITDA	$77,808	$72,947

Reconciliation — Free Cash Flow:
Net cash provided by operating activities	$48,552	$44,889
Less: Purchases of patient service equipment and property, equipment and improvements	(41,480)	(32,672)

Free cash flow	$7,072	$12,217

[1]	Amounts for 2007 reflect the restatement adjustments previously disclosed in the Company’s Current Report on Form 8-K filed January 3, 2008. Such corrections were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 29, 2008.